Exhibit 21.1

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Intercontinental Exchange, Inc.	Delaware, U.S.A.
Intercontinental Exchange Holdings, Inc.	Delaware, U.S.A.
ICE Futures Europe	United Kingdom
ICE Clear Europe, Ltd.	United Kingdom
ICE Futures U.S., Inc.	Delaware, U.S.A.
ICE Clear U.S., Inc.	New York, U.S.A.
ICE Clear Credit LLC	Delaware, U.S.A.
NYSE Holdings LLC	Delaware, U.S.A.
NYSE Group, Inc.	Delaware, U.S.A.
New York Stock Exchange LLC	New York, U.S.A.
NYSE Arca, Inc.	Delaware, U.S.A.
NYSE MKT LLC	Delaware, U.S.A.
Interactive Data Corporation	Delaware, U.S.A.
Interactive Data Pricing & Reference Data, LLC	Delaware, U.S.A.
Interactive Data Luxembourg Management, S.A.R.L.	Luxembourg
Interactive Data Holdings Corporation	Delaware, U.S.A.
Igloo Intermediate Corporation	Delaware, U.S.A.